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                                                                    EXHIBIT 10.1

                                O.I. CORPORATION
         P.O. Box 9010 College Station, Texas 77842-9010 (979) 690-1711
                              Fax: (979) 690-0440

                                                                 January 4, 2007

Mr. J. Bruce Lancaster
215 W. Prospect
Kewanee, IL 61443

Dear Bruce:

We are pleased to offer you the positions of Vice President and Chief Financial Officer of O.I. Corporation (the "Company") pursuant to the terms of this offer letter and the Company's Employee Handbook, which is incorporated herein by reference. The terms of the Company's policies set forth in the Employee Handbook are subject to change in the sole discretion of the Company.

1. Position & Duties - You shall serve as Vice President and Chief Financial Officer, and in so doing shall report to the Chief Executive Officer ("CEO") and to the Company Board of Directors ("Board"). You may also be asked to assume the duties of Corporate Secretary under the offer terms contained herein. You shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such position(s), and shall have such other or different powers and duties, as may from time to time be prescribed by the Board or CEO. Your employment with the Company may begin at any time after you confirm the terms set forth herein. It is our understanding that you will begin employment with the Company no later than January 8, 2007.

2. Transition of Duties - You have requested that the Company allow you to assist in transitioning your duties at your former employer to your successor at your former employer (Transition of Duties). We agree that as a Company employee you may perform Transition of Duties up to March 31, 2007 provided that (i) the performance of such duties consumes no more than 50% of your business time, and (ii) you fully discharge the duties of your position with the Company as described in paragraph (1). In connection with any Transition of Duties work you might perform for your former employer you expect to receive compensation and a bonus for the year of 2006. Should you perform no Transition of Duties work and receive no compensation from your former employer between the date of your employment with the Company and March 31, 2007, you will notify us in writing and we will provide you a $25,000 signing bonus payable February 1, 2007. Your notice to us shall confirm that you performed no Transition of Duties services and received no compensation from your former employer subsequent to becoming an employee of the Company.

3.   Termination of Employment

     a. The Company may terminate you for cause (as defined herein), paying only accrued personal time off (PTO) as stated in the Employee Handbook and payment in lieu of notice. Termination for "Cause" means a termination of employment as a result of a dismissal or other action by the Company following (A) your failure to substantially perform your duties and responsibilities as described in Section 1 or as otherwise designated by the Board for 30 days after written demand for substantially improved performance is delivered to you identifying the manner in which the Company believes you have not substantially performed such duties and responsibilities, (B) your willful misconduct amounting to fraud or dishonesty which is materially injurious to the Company or its subsidiaries, monetarily or otherwise,
          (C) a violation by you of your responsibility to maintain non-public information confidential which is materially injurious to the Company or (D) any violation of the Company's Code of Ethics which is materially injurious to the Company, as the same may be amended from time to time.

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Lancaster- Employment Offer                                      January 4, 2007

     b. Should the Company terminate you other than for Cause, the Company will compensate you for a period of twelve months after the termination date at your base compensation rate and shall continue to provide health and other employee benefits during that period of time at the same rate charged to employees in accordance with the terms and conditions of such benefit plans. In addition, the Company will pay you $25,000 for relocation if you relocate to a community more than 50 miles from College Station within one year of termination other than termination for Cause.

     c. In the event of a Change In Control of the Company resulting in a material adverse change in your compensation, duties or responsibilities, as described herein, you, for a period of 12 months following the date of the change in control, may choose to terminate your employment and receive base compensation for a period of 18 months and health and other employee benefits during this period of time at the same rate charged to employees in accordance with the terms and conditions of such benefit plans and relocation benefits as described in item (b) above.

               i.   "Change in Control" in the context of this letter means:

                    1. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more shares of the Company other than (i) purchases by Executive Officers of the Company, (ii) stock repurchase by OI, (iii) intracompany reorganizations, or (iv) other transactions after which the Company stockholders immediately prior to such transaction maintain a majority voting interest in the Company.

                    2. A business combination between the Company and one or more entities as a result of which Company stockholders immediately prior to the business combination do not hold a majority voting interest in the new entity.

                    3. Liquidation or dissolution of the Company, or sale of all or substantially all the assets of the Company other than in a business reorganization, merger or consolidation which results in the Company stockholders immediately prior to the business combination holding a majority voting interest in the new entity.

     d. A material diminution in responsibilities or salary (a pay cut of 10% or more) without a prior written agreement between you and the Company constitutes a termination other than for cause, entitling you to the benefits described in item 3 (b) above.

4. Salary - Your bi-weekly salary will be $6,692.31 (equivalent to $174,000 annually), paid in accordance with standard company payroll practices and from which will be deducted income tax withholdings, social security and other customary employee deductions in conformity with the Company's payroll policies in effect from time to time.

5. Bonus - You will be eligible to participate in the Company's bonus program, a discretionary bonus that is awarded by the Compensation Committee of the Board of Directors on the basis of the Company achieving goals including revenue growth, net income as a percent of revenue, sales of new products as a percent of total sales, and return on assets. Your target bonus will be 50% of your annual base salary and maximum bonus will be 150% of base salary.

6. Benefits - You will be covered by the Company's standard benefit package, as stated in the Employee Handbook, which includes an Employee Stock Purchase Plan, Employee Savings Plan (401-K), Flexible Benefits Plan, group health insurance, long-term disability, and paid personal time off (PTO) and holidays.

7. Vacation - You will accrue PTO at the rate of twenty-two (22) days per year until your seventh (7th) year of service as an employee with the Company, and at such time you will begin accruing time

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Lancaster- Employment Offer                                      January 4, 2007

     under the Company's PTO policy, as set forth in the employee handbook. Guidelines for use of PTO are stated in the employee handbook and are subject to change.

8. Stock Options - You will be eligible to participate in the Company's Stock Option award program. The Compensation Committee of the Board of Directors typically considers the award of such options during the first quarter of each year based on the Company's achievement of business plan goals, and your individual performance.

9. Stock Option Grant - At the time you become an employee, management will recommend that the Compensation Committee of the Board of Directors award you a stock option for 20,000 shares of the Company's common stock under the Company's incentive stock option program, terms of which are hereby incorporated by reference. The option price of the shares will be determined based on the closing market price of the stock on the date the option grant is approved by the Compensation Committee. The options shall vest annually in 25% increments over a four-year period.

10. Performance & Salary Review - All Company staff and management personnel receive a written performance review and salary review during the first quarter of each year.

12. Relocation - The Company will reimburse you for direct expenses incurred in your relocating to College Station, Texas, up to a total of $30,000, including the following:(i) up to $14,250 for real estate fees paid in connection with the sale of your home in Illinois and the purchase of a home in or near Bryan/College Station, Texas, (ii) actual costs incurred for packing, moving, and transportations of household goods, and (iii) temporary living expenses for up to 90 days.

     Per IRS requirements, certain relocation expense reimbursements may be considered taxable income and, if so, will be reported as such on your W2 form.

13. Company Vehicle - You will be provided a company vehicle for use in connection with company business. All expenses you incur in connection with the business use of the vehicle will be reimbursed by the Company. Personal use of the vehicle will result in the equivalent of taxable income to you which will be reported on your W-2 Form. Maintaining a record of the business use of the vehicle will be your responsibility. O.I. Corporation will reimburse you for normal business expenses incurred

14. Medical Exam. This offer is subject to your passing (as determined by the Board) a drug screening and physical examination, both at Company expense.

I look forward to working with you and believe you will be a valuable addition to the OI team. If you have any questions, please feel free to give me a call.

                                        Sincerely,

                                        O. I. CORPORATION

                                        /s/ William W. Botts
                                        ----------------------------------------
                                        William W. Botts
                                        President and Chief Executive Officer

The terms of this letter supersede the terms of the letter agreement between you and the Company dated December 22, 2007 (the "Prior Letter"), and, upon your execution of this letter, the Prior Letter shall terminate and shall be of no further force or effect.

ACCEPTED:

/s/ J. Bruce Lancaster                  January 4, 2007
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J. Bruce Lancaster                      Date